Exhibit 99.1

NEWS RELEASE

CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar / Karen Roan
DRG&L (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports Third Quarter 2011 Results

Backlog increases 50% to $83 million

Third quarter revenues rose 36% to $31 million

PLANO, TEXAS — October 31, 2011 — TGC Industries, Inc. (NASDAQ: TGE) today announced financial results for the third quarter of 2011.  Revenues increased 36 percent to $31.0 million compared to $22.8 million in the third quarter of 2010.  Net income was $1.0 million, or $0.05 per diluted share, compared to a net loss of $1.3 million, or ($0.07) per share, in the third quarter of 2010.  Third quarter 2011 EBITDA (earnings before net interest expense, taxes, depreciation, and amortization) almost tripled to $6.9 million from $2.3 million in the third quarter of 2010.  A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings is included in the financial tables below.  In the third quarter of 2011, the Company incurred $572,000 of transaction costs, or $0.02 per diluted share, related to the recently terminated merger agreement with Dawson Geophysical Company.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, stated, “We reported solid third quarter results, led by a healthy performance in our U.S. operations and the early return of Canadian activity as that region begins to ramp up for the winter season.  Our total North American backlog rose 50 percent sequentially to $83 million as of the end of the third quarter.  Overall, the seismic acquisition market is steady in the U.S., and Canada appears to be poised for a very strong winter season.

“We continuously assess the needs of our customer base to ensure that our equipment capabilities match expected customer demand, and based on our current backlog level and the strength in our markets, particularly Canada, we are considering the purchase of some new equipment.  Additionally, we generated cash flow from operations of $30 million year-to-date and ended the quarter with approximately $22 million in cash.  We are well positioned, both financially and operationally, to benefit from this improving market.”

THIRD QUARTER 2011

Revenues for the third quarter of 2011 were $31.0 million compared to $22.8 million in the third quarter of 2010.  The Company operated eight crews in the U.S. and two crews in Canada for the entire third quarter.  In the third quarter of 2010, the Company operated six crews in the U.S. and one crew in Canada for the entire third quarter, with a second crew coming on in Canada late in that quarter.

Cost of services as a percentage of revenues declined to 70.0 percent compared to 82.9 percent in the third quarter of 2010 primarily due to improved margins and more vibroseis work.  Selling, general and administrative (“SG&A”) expenses were $2.4 million compared to $1.6 million in the third quarter of 2010.  As a percentage of revenues, SG&A expenses for the third quarter of 2011 were 7.9 percent compared to 6.9 percent in the third quarter of 2010.

Net income in the third quarter of 2011, which includes the above-mentioned transaction related costs, was $1.0 million, or $0.05 per diluted share, compared to a net loss of $1.3 million, or ($0.07) per share, in the third quarter of 2010.  In the third quarter of 2011, the Company recorded income tax expense of $0.7 million, an effective tax rate of 38.3 percent, compared to an income tax benefit of $0.4 million in the third quarter of 2010, an effective tax benefit rate of 26.1 percent.  Third quarter 2011 EBITDA was $6.9 million compared to $2.3 million in last year’s third quarter.  EBITDA margin in the third quarter more than doubled to 22.1 percent from 10.2 percent in the same period of 2010.  Adjusted EBITDA, which excludes transaction related costs, for the third quarter of 2011 was $7.4 million.  A reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to reported earnings is included in the financial tables below.

FIRST NINE MONTHS 2011

Revenues for the first nine months of 2011 grew 47 percent to $111.5 million from $75.6 million in the first nine months of 2010.  Cost of services as a percentage of revenues decreased to 69.9 percent in the first nine months of 2011 from 80.5 percent in the first nine months of 2010.

SG&A expenses were $7.2 million, or 6.5 percent of revenues, in the first nine months of 2011 compared to $5.0 million, or 6.6 percent of revenues, in the comparable period of 2010.

Net income for the first nine months of 2011 was $7.4 million, or $0.38 per diluted share, compared to a net loss of $1.9 million, or ($0.10) per share, a year ago.  First nine months 2011 results include $1,683,000, or $0.05 per diluted share, of transaction costs related to the recently terminated merger agreement with Dawson Geophysical Company.  EBITDA for the first nine months of 2011 nearly tripled to $26.3 million, or 23.6 percent of revenues, compared to $9.8 million, or 12.9 percent of revenues, in the same period of 2010.  Adjusted EBITDA, which excludes transaction related costs, for the first nine months of 2011 was $28.0 million.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, October 31, 2011 at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time.  To participate in the conference call, dial 480-629-9771 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 14, 2011.  To access the replay, dial 303-590-3030 using a pass code of 4476342#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the

Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations and projections are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, and the potential for fluctuations in oil and gas prices.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

TGC Industries, Inc.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue	$31,013,392	$22,843,724	$111,476,221	$75,618,349

Cost and expenses
Cost of services	21,718,157	18,932,507	77,938,081	60,854,197
Selling, general and administrative	2,437,866	1,579,159	7,211,319	5,008,469
Depreciation and amortization expense	4,968,140	3,863,486	14,209,566	11,520,417
	29,124,163	24,375,152	99,358,966	77,383,083

Income (loss) from operations	1,889,229	(1,531,428)	12,117,255	(1,764,734)

Interest expense	192,495	187,328	575,191	617,142

Income (loss) before income taxes	1,696,734	(1,718,756)	11,542,064	(2,381,876)

Income tax expense (benefit)	650,156	(447,949)	4,144,977	(450,970)

NET INCOME (LOSS)	$1,046,578	$(1,270,807)	$7,397,087	$(1,930,906)

Earnings per common share:
Basic	$0.05	$(0.07)	$0.38	$(0.10)
Diluted	$0.05	$(0.07)	$0.38	$(0.10)

Weighted average number of common shares outstanding:
Basic	19,249,379	19,204,448	19,232,644	19,202,250
Diluted	19,535,963	19,204,448	19,535,296	19,202,250

All per share amounts have been adjusted for the 5% stock dividend paid May 14, 2010 to shareholders of record as of April 30, 2010.

The Statements of Operations reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2011	2010

Cash and cash equivalents	$21,738,571	$13,072,503
Receivables (net)	17,517,930	17,166,709
Prepaid expenses and other	3,820,417	7,398,195
Current assets	43,076,918	37,637,407
Other assets (net)	274,495	262,364
Property and equipment (net)	54,874,264	49,715,626
Total assets	$98,225,677	$87,615,397

Current liabilities	$24,975,072	$23,943,519
Long-term obligations	8,057,207	6,021,455
Long-term deferred tax liability	5,798,657	4,787,623
Shareholders’ equity	59,394,741	52,862,800
Total liabilities & equity	$98,225,677	$87,615,397

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net income (loss)	$1,046,578	$(1,270,807)	$7,397,087	$(1,930,906)
Depreciation	4,968,140	3,863,486	14,209,566	11,520,417
Interest	192,495	187,328	575,191	617,142
Income tax expense (benefit)	650,156	(447,949)	4,144,977	(450,970)

EBITDA	6,857,369	2,332,058	26,326,821	9,755,683
Transaction related costs	571,539	—	1,683,074	—

Adjusted EBITDA	$7,428,908	$2,332,058	$28,009,895	$9,755,683

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